Exhibit 99.1

Announcement
For Immediate Release

      Pak Mail Acquisition Corp. Acquires Pak Mail Center of America, Inc.

Englewood, Colorado, May 12, 2003 - Pak Mail Centers of America, Inc. ("Pak Mail") and Pak Mail Acquisition Corp. ("PMAC") announced today that PMAC's acquisition of all the outstanding shares of Pak Mail has been completed. The acquisition was accomplished through a merger whereby PMAC was merged with and into Pak Mail. The corporate existence of PMAC has ceased and Pak Mail has continued as the surviving corporation. Holders of common stock of Pak Mail, other than PMAC, received $0.0516 per share of common stock. Each share of Pak Mail common stock that was held by PMAC has been cancelled and extinguished. Each share of PMAC common stock has been converted into one share of common stock of the surviving corporation. The merger qualifies as a going-private transaction under federal securities law.

"The completion of this merger is a significant milestone for Pak Mail," said Evan Lasky, President and CEO of Pak Mail. "The costs associated with public ownership, such as accounting and legal fees, as well as the significant administrative costs, were detrimental to the continued success of Pak Mail. As a private company, we are now in a much better position to focus on our primary goals of providing exceptional service for our franchises and expanding our core business."

Following the completion of the merger, two shareholders of Pak Mail, Pak Mail Investment Partnership L.P. and D.P. Kelly & Associates, L.P. now share ownership of Pak Mail. Duff & Phelps, LLC acted as financial advisor to Pak Mail in connection with the merger.

About Pak Mail Centers of America, Inc.

Pak Mail is an internationally recognized marketer of Pak Mail premier specialty packaging, shipping and business support franchises. Pak Mail is headquartered in Englewood, Colorado. For more information, visit the company's website at www.pakmail.com.

For more information, please contact:

P. Evan Lasky
Pak Mail Centers of America, Inc.
(303) 957-1000
elasky@pakmail.org
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Any "forward looking statements" contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "expects," "intends," variations of these words and similar expressions are intended to identify forward-looking statements. These statements involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future events may differ materially from what is forecast in forward-looking statements due to a variety of factors.